AFFILIATE STOCK PURCHASE AGREEMENT

     This Affiliate Stock Purchase Agreement (this "Agreement"), is made as of August 22, 2013 by and between Ian Lev (the "Seller") and the purchasers listed on Schedule “A” hereto, each of which is referred to herein as a “Purchaser” and collectively as the “Purchasers”.

RECITALS

     WHEREAS, the Seller is the owner of 28,800,000 restricted shares of common stock, of Solaris Power Cells, Inc., a Nevada corporation (the "Company") (following a forward-split of the Company’s common shares on the basis of 24 new common shares for each common share); and

     WHEREAS, the Seller proposes to sell to each Purchaser the number of restricted shares of common stock specified next to such Purchaser’s name in Schedule “A” hereto (the "Purchased Shares"), on the terms set forth herein.

In consideration of the premises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE

1.1 The Sellers hereby agree to sell, assign, transfer and deliver to each Purchaser, and each Purchaser hereby agrees to purchase from the Sellers, the Purchased Shares at a purchase price per share of US $0.0005416 for an aggregate purchase price of US $15,210 (the "Purchase Price") payable on a date in August, 2013 as agreed by the parties (the "Closing Date"). Each of the Purchasers may pay the Purchase Price by delivering a promissory note to the Seller in the amount of $3,802.50 to be satisfied by the first payments due to the Purchasers under their employment agreements with the Company dated the Closing Date. In the event the Company completes the Split prior to the Closing Date, the number of Purchased Shares shall be increased proportionately to account for the Split and the aggregate Purchase Price will remain the same.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1 The Seller warrants, covenants and represents to each Purchaser with the intention of inducing each Purchaser to enter into this Agreement that:

(a)

immediately prior to and at the Closing, the Seller shall be the legal and beneficial owner of the Purchased Shares and on the Closing Date, the Seller shall transfer to each Purchaser the Purchased Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character;

(b)

the Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby; and

(c)

the Seller is an officer, director, 10% or greater shareholder or "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the "Securities Act");

(d)

to the best of the knowledge, information and belief of the Seller there are no circumstances that may result in any material adverse effect to the Company or the value of the Purchased Shares that are now in existence or may hereafter arise;

(e)	the Company is not indebted to of the Seller in the amount of approximately $75,000, which the Seller agrees to cancel upon purchase of the Purchased Shares;

(f)

the authorized capital of the Company consists of 2,160,000,000 common shares, par value $0.001 per share, and 10,000,000 Preferred Shares, of which a total of 51,600,000 common shares have been validly issued, are outstanding and are fully paid and non-assessable;

(g)

no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company, except pursuant to an IP purchase agreement between the Company and the Purchasers; and

(h)

there are no claims threatened or against or affecting the Company nor are there any actions, suits, judgments, proceedings or investigations pending or, threatened against or affecting the Company, at law or in equity, before or by any Court, administrative agency or other tribunal or any governmental authority or any legal basis for same.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1 Each Purchaser represents and warrants to the Seller that each Purchaser:

(a)	On the Closing Date, will be an officer or director of the Company and as such is an accredited investor as defined in Rule 501 of Regulation D;

(b)	has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

(c)

understands and agrees that offers and sales of any of the Purchased Shares prior to the expiration of a period of one year after the date of completion of the transfer of the Purchased Shares (the "Restricted Period") as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Regulation S, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom; and

(d)

is acquiring the Purchased Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Purchased Shares.

The foregoing representations and warranties are inserted for the exclusive benefit of the Purchasers and may be waived in all or in part by the Purchasers by notice in writing to the sellers.

4.	INDEMNIFICATION

4.1 The Seller hereby agrees to indemnify and hold harmless the Purchasers against any breach of this Agreement or misrepresentation by Seller. Seller’s liability will be limited to the Purchase Price.

5.	MISCELLANEOUS

5.1 The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

5.2 Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States dollars.

5.3 There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

5.4 This Agreement will be governed by and construed in accordance with the laws of the Province of Nevada. The parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Nevada with respect to any legal proceedings arising from this Agreement.

5.5 The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and shall continue in full force and effect for a period of three years.

5.6 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

5.7 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

Each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

“Ian Lev”
IAN LEV

SCHEDULE A

Name and address of Purchaser	Number of Restricted Common Shares of the Purchaser	Signature of Purchaser
Vincent A. Palmieri 79405 Highway 111 Suite 9488 La Quinta, CA 92253	7,020,000
Leonard M. Caprino 3869 Vista Verde Palm Springs, CA 92262	7,020,000
Roy A. Givens 71530 Quail Trail Palm Desert, CA 92260	7,020,000
Raymond A. Madick 42816 Del Lago Court Indio, CA 92203	7,020,000
Total:	28,080,000